EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into by and between Robert M. Chiste (“Executive”), and Comverge, Inc., a Delaware corporation (the “Company”). Executive and the Company are collectively referred to as Parties and individually as a Party.

WHEREAS, Executive and the Company entered into an Executive Employment Agreement (“Employment Agreement”), attached as Exhibit A to this Agreement, effective as of January 1, 2008;

WHEREAS, Executive resigned his employment and all other positions with the Company effective as of June 19, 2009 (“Resignation Date”); and

WHEREAS, the Employment Agreement provides for the payment of certain amounts and the provision of certain benefits to Executive if certain requirements are met, including various requirements by Executive, and if, in consideration thereof, Executive executes and delivers in timely manner, and does not withdraw or revoke, a general release in the form of this Agreement;

NOW, THEREFORE, in consideration of their mutual promises and covenants, Executive and the Company agree as follows:

•	Severance.

Executive and the Company agree to treat Executive’s resignation as a termination by the Company without Cause for all purposes including for the calculation of the severance owed under the Employment Agreement and to be paid under this Agreement. (Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Employment Agreement.) The Parties acknowledge and agree that Executive’s employment with the Company terminated as of the Resignation Date. In accordance with Section 6.5(c) of the Employment Agreement, the Company shall:

(i) pay Executive (or Executive’s estate in the event of his death) the lump sum amount of $1,200,000, less applicable withholding, on the earlier of: (a) December 21, 2009; or (b) within 5 business days of being notified of Executive’s death;

(ii) cause as of the Resignation Date (x) all unvested options to purchase Company stock that Executive held as of the Resignation Date to vest immediately and become exercisable in full and remain exercisable by Executive for the lesser of their remaining terms or until March 31, 2013, (y) all restricted stock granted to Executive and not otherwise forfeited to vest immediately and the legend providing restrictions on the sale or transfer of such stock related to such

1

vesting to be removed, and (z) all other equity-based awards that Executive held as of the Resignation Date to vest immediately and become payable in full; and

(iii) provide continued coverage to Executive and his family under the Company’s group health plans, which are fully-insured plans, through December 31, 2012 (or such earlier date as may be requested by Executive) at a cost to Executive not greater than the active employee premium rate for similar coverage (such coverage is referred to as “Company Continued Health Coverage”). (In the event any such group health plan ceases to be a fully-insured plan prior to the end of the Company Continued Health Coverage Period, and by reason thereof would result in adverse tax consequences to Executive, the Company shall (a) provide Executive and his family with an individual health insurance policy that provides comparable benefits to the Company’s group health plan with Executive paying a portion of the premium for such policy not greater than the active employee premium rate that otherwise would be charged to Executive under the Company group health plan and (b) if the Company is unable to provide such an individual health insurance policy, the parties agree to cooperate with each other to either provide Executive and his family with coverage under such self-insured plan on a basis reasonably comparable to his coverage before such change or to make other arrangements reasonably satisfactory to each party to satisfy the intent of this Section 1(iii).). Executive’s portion of the monthly premium for such Company Continued Health Coverage will be deducted from the consulting and/or Retirement Benefit payments made to him by the Company pursuant to this Agreement and/or the Consulting Agreement. Such Company Continued Health Coverage will count toward and be treated in satisfaction of the Company’s obligation to provide Executive and his covered family members with continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that Executive or his covered family members elect to discontinue receipt of the Company Continued Health Coverage prior to December 31, 2012, the Company will to the extent required by COBRA provide Executive or his covered family members, as applicable, with notice of their right to continue their coverage under the Company’s group health plan for the remainder of the continuation coverage period prescribed by COBRA.

•	Other Payments.
a.

Within 20 business days of the Effective Date (as herein later defined) of this Agreement, the Company will pay Executive the amount of: (i) $62,465.75 for unused but accrued vacation and (ii) Executive’s ordinary and necessary business expenses, which must be submitted within 10 days of the Effective Date, incurred during the course of his employment and submitted in accordance with Company policy and which have not yet been reimbursed. In addition, the Company will reimburse Executive for

2

all expenses paid by him for the maintenance of that certain residence at 9 Anderson Drive, Florham Park, New Jersey through August 31, 2009; provided that: (i) such reimbursement shall apply only to those forms of expenses that the Company reimbursed prior to the Resignation Date; and (ii) in order to receive such reimbursement, Executive must submit evidence of payment no later than October 30, 2009. The Company shall reimburse Executive for all expenses referenced in the previous sentence no later than 20 business days after its receipt of Executive’s evidence of payment. The Parties acknowledge and agree that, provided that the Company makes the payments set forth in this Section 2(a), then it will have paid all salary, bonus and other non-equity based incentive compensation that was earned as of the Resignation Date.

b.

The Parties acknowledge and agree that, pursuant to the “Retirement Benefit” referenced in Section 6.5(e) of the Employment Agreement, the Company shall provide Executive (or Executive’s estate in the event of his death) with a total of $1,100,000, plus interest at the rate of 7% per annum on $100,000 (which amount is equal to six monthly payments that have been deferred), which will be paid in accordance with the schedule set forth in Exhibit B (subject to any deductions as contemplated by Section 1(iii) of this Agreement), which is attached and incorporated into this Agreement. This provision and Exhibit B satisfies all other agreements regarding the Retirement Benefit including without limitation Section 6.5(e) in the Employment Agreement.

c.

If a Change of Control occurs before December 19, 2009, the Company will pay Executive (or Executive’s estate, in the event of his death) $1,050,000 after such Change of Control occurs on the earlier of: i) December 21, 2009; or ii) within 5 business days of being notified of Executive’s death.

d.

Within 20 business days of the Effective Date of this Agreement, the Company agrees to reimburse Executive $12,000 in order to offset the costs of moving furniture or other personal effects, as identified by Executive, now owned by Executive and located at 9 Anderson Drive, Florham Park, New Jersey.

e.

The Parties acknowledge and agree that the sums set forth in Sections 1, 2 and 3 of this Agreement represent the exclusive and total amount to be paid to Executive by the Company, in connection with or arising out of his employment with the Company and/or his termination of employment with the Company, and no further amounts shall be required for any items not listed herein, including but not limited to attorneys’ fees.

3

•	Section 280G.

The Parties recognize that the Company has continuing obligations to Executive pursuant to Section 6.5(g) of the Employment Agreement. Accordingly, that Section 6.5(g) is hereby repeated and incorporated by reference herein such that, anything in this Agreement or the Employment Agreement notwithstanding, in the event it shall be determined that any payment or benefit by the Company to or for the benefit of Executive, whether pursuant to the terms of this Agreement or otherwise, would be subject to the Excise Tax, then the Company shall provide the Gross-Up Payment to Executive unless the terms of Section 6.5(g) of the Employment Agreement do not require such Gross-Up Payment.

•	Release.

Executive, on behalf of himself, hisheirs, beneficiaries and personal representatives, hereby releases, acquits and forever discharges the Company, its owners, officers, predecessors, successors, employees, former employees, shareholders, directors, partners, attorneys, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (collectively, “Company Affiliates”), of and from all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Executive’s employment with the Company or Company Affiliates and/or Executive’s termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Section 1981, the Equal Pay Act, 29 U.S.C. Section 206, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Section 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. Section 621 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A et seq., Chapter 21 of the Texas Labor Code, Tex. Lab. Code Section 21.001, et. seq., the Texas Workers’ Compensation Act, Tex. Lab. Code Section 451.001 - 451.003, the Texas Payday Act, Tex. Lab. Code Section 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of the Company or the Company Affiliates, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits, any claim relating to services provided by Executive to the

4

Company after the Effective Date, any claim arising and based on conduct occurring after the Effective Date, any claim for payments under this Agreement and any payments or benefits which Executive is entitled to receive under any Company or Company Affiliate employee benefit plan, within the meaning of Section 3(3) of ERISA.

•	Covenant Not to Sue.

Executive agrees not to commence any legal proceeding or lawsuit against the Company or any Company Affiliate arising out of or based upon Executive’s employment with the Company or the termination of Executive’s employment with the Company; provided, however, this provision does not apply to any claims or causes of action not released pursuant to Section 4 above, including without limitation any claims or causes of action accruing and based upon conduct occurring after the Effective Date of this Agreement, including, without limitation, any claims or causes with respect to Executive’s rights to payments or benefits under this Agreement.

•	Non-Disparagement.

Each Party agrees that it will not make any statements, written or verbal, or cause, participate with or encourage others to make any statements, written or verbal, that defame, disparage or materially criticize the personal or business reputation, practices or conduct of the other (including, in the case of the Company, its employees, directors and stockholders).

•	Future Cooperation.

In the event that the Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request during the twelve-month period following the Resignation Date, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information that he remembers or is in his possession, attending meetings and providing statements and testimony. The Company will reimburse Executive for all reasonable and necessary costs and expenses Executive incurs in complying with this Section 7. Any reimbursements of any costs and expenses under this Agreement shall be made as is customary for expense reimbursement by the Company but in no event later than January 31 following the calendar year in which such expenses are incurred. The expenses incurred by Executive in any calendar year shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement under this Agreement and Executive’s right to receive any reimbursement under this Agreement shall not be subject to liquidation or exchange for any other benefit.

•	Company Property.

Executive represents that, as of the date he signs this Agreement, he has searched for and returned all Company property as required by Section 4.4 of the Employment Agreement, including without limitation all electronic copies of Company information, including any data that resides on a home computer or other personal electronic device, all hard copies of Company

5

information, all Company laptops or other computers, all Company cell phones, blackberries or other handheld devices, all Company electronic devices, and all Company keys, access cards, or key fobs.

•	Surviving Obligations.

The Parties acknowledge and agree that certain of the Parties’ rights and obligations as set forth in the Employment Agree survive and remain in full force and effect. Those surviving rights and obligations are set forth in the following sections of the Employment Agreement: (1) Section 3. Assignment of Intellectual Property; (2) Section 4. Confidentiality; (3) Section 5. Noncompetition Agreement; (4) Section 7. Certain Remedies; (5) Section 8. Severability and Reformation; and (6) Section 9. General Provisions.

•	Executive’s Waiver of ARRA Subsidy.

Executive waives his rights to the COBRA premium reduction otherwise to be provided to Executive under the American Recovery and Reinvestment Act of 2009 with respect to the Choice Plus Plan G5B(the “Plan”). This waiver is intended to comply with the requirements of IRS Notice 2009-27 and the Company acknowledges receipt of this waiver on behalf of the Plan.

•	Miscellaneous.
a.

The consideration cited above and the promises contained herein are not to be construed as an admission of liability or as evidence of unlawful conduct by the Company, as all liability is expressly denied.

b.

Executive voluntarily accepts the consideration cited herein, as sufficient payment for the full, final and complete release stated herein, and agrees that, with the exception of the Consulting Agreement between the Parties to be effective on the Effective Date of this Agreement, no other promises or representations have been made to Executive by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

c.

Executive understands that this is a full, complete, and final release of the Company and all the Company Affiliates. As evidenced by the signature below, Executive expressly promises and represents to the Company that he has been advised by counsel and has completely read this Agreement and understands its terms, contents, conditions, and effects.

d.	Executive is advised to consult with an attorney prior to executing this Agreement.

6

e.

Executive states that he is not presently affected by any disability which would prevent him from knowingly and voluntarily granting this release, and further states that the promises made herein are not made under duress, coercion or undue influence.

f.

This Agreement will supersede any and all obligations, including without limitation the obligation to pay any additional amounts under the Employment Agreement or any other understanding between the Parties, the Company or any Company Affiliate might otherwise owe to Executive for any act or omission whatsoever that took place, or should have taken place, on or before the date this Agreement is signed and executed by Executive. Except for sections 3, 4, 5, 7, 8, and 9 of the Employment Agreement and the Consulting Agreement between the Parties to be effective on the Effective Date of this Agreement, this Agreement constitutes the entire understanding and agreement between the Parties and it may only be modified or amended in a signed writing by both Parties hereto.

g.

Should any future dispute arise out of or with respect to this Agreement, both Parties agree that it should be resolved solely in accordance with the terms and provisions of this Agreement and the laws of the State of Texas without giving effect to the choice of law provisions thereof. Each Party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of Harris County, Texas for the purposes of any proceeding arising out of or relating to this Agreement; provided, however, a Party may enforce a judgment of such court in any court having jurisdiction.

h.

Executive hereby waives all rights to recall, reinstatement, employment, reemployment, and past or future wages from the Company or any the Company Affiliate. Executive further agrees not to apply for employment with the Company or any the Company Affiliate.

i.

Executive understands that he has twenty-one (21) days within which to consider this Agreement and that this Agreement is revocable by him for a period of seven (7) days following the execution of this Agreement, and if not so revoked, will become effective and enforceable. For the revocation to be effective, written notice of revocation must be delivered to Comverge, Inc., 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096, Attn: Matthew H. Smith, no later than the close of business on the seventh day after Executive has signed this Agreement. The consideration cited in Section 1 above to be delivered to Executive as provided therein.

j.	If Executive does not revoke this Agreement, this Agreement shall become effective as of the date of Executive’s signature below (“Effective

7

Date”). If Executive revokes this Agreement, the Agreement shall not be effective and there shall be no Effective Date. If Executive revokes this Agreement, the Company shall have no obligations under this Agreement or under Section 6.5(b) of the Employment Agreement or any other provision of the Employment Agreement that requires Executive to execute and not revoke a release.

k.

Executive agrees he will keep the terms and conditions of this Agreement, including without limitation the amount of money and other consideration, as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

i.	to the extent as may be compelled by legal process;
ii.	to the extent necessary to Executive’s legal or financial advisors (including without limitation tax advisors);
iii.	to Executive’s spouse; and
iv.	to the extent disclosed in public filings.

Executive agrees that the confidentiality provisions of this Agreement are a material part of it and are contractual in nature.

IN WITNESSETH WHEREOF, the Executive and the Company have signed as indicated below.

“EXECUTIVE”

/s/ Robert M. Chiste

Robert M. Chiste

Date: July 17, 2009

THE “COMPANY”

COMVERGE, INC.

By: /s/ Alec G. Dreyer

Name: Alec G. Dreyer

Title: Chairman

Date: 7/16/2009

8

EXHIBIT B: Payment of Retirement Benefit

The Retirement Benefit will be paid as follows. All payments are subject to applicable withholding, including deductions as set forth in Section 1(iii) of the Retirement Agreement:

Year from Termination	Date	Amount
1	January 15, 2010	$118,992.35 (includes first 6 months payment plus 7% interest plus payment for month 7)
1	January 30, 2010	$16,667.67
1	February 28, 2010	$16,667.67
1	March 30, 2010	$16,667.67
1	April 30, 2010	$16,667.67
1	May 30, 2010	$16,667.67
2	June 30, 2010	$16,667.67
2	July 30, 2010	$16,667.67
2	August 30, 2010	$16,667.67
2	September 30, 2010	$16,667.67
2	October 30, 2010	$16,667.67
2	November 30, 2010	$16,667.67
2	December 30, 2010	$16,667.67
2	January 30, 2011	$16,667.67
2	February 28, 2011	$16,667.67
2	March 30, 2011	$16,667.67

2	April 30, 2011	$16,667.67
2	May 30, 2011	$16,667.67
3	June 30, 2011	$16,667.67
3	July 30, 2011	$16,667.67
3	August 30, 2011	$16,667.67
3	September 30, 2011	$16,667.67
3	October 30, 2011	$16,667.67
3	November 30, 2011	$16,667.67
3	December 30, 2011	$16,667.67
3	January 30, 2012	$16,667.67
3	February 28, 2012	$16,667.67
3	March 30, 2012	$16,667.67
3	April 30, 2012	$16,667.67
3	May 30, 2012	$16,667.67
4	June 30, 2012	$16,667.67
4	July 30, 2012	$16,667.67
4	August 30, 2012	$16,667.67
4	September 30, 2012	$16,667.67
4	October 30, 2012	$16,667.67
4	November 30, 2012	$16,667.67
4	December 30, 2012	$16,667.67
4	January 30, 2013	$16,667.67

4	February 28, 2013	$16,667.67
4	March 30, 2013	$16,667.67
4	April 30, 2013	$16,667.67
4	May 30, 2013	$16,667.6
5	June 30, 2013	$8,333.33
5	July 30, 2013	$8,333.33
5	August 30, 2013	$8,333.33
5	September 30, 2013	$8,333.33
5	October 30, 2013	$8,333.33
5	November 30, 2013	$8,333.33
5	December 30, 2013	$8,333.33
5	January 30, 2014	$8,333.33
5	February 28, 2014	$8,333.33
5	March 30, 2014	$8,333.33
5	April 30, 2014	$8,333.33
5	May 30, 2014	$8,333.33
6	June 30, 2014	$8,333.33
6	July 30, 2014	$8,333.33
6	August 30, 2014	$8,333.33
6	September 30, 2014	$8,333.33
6	October 30, 2014	$8,333.33
6	November 30, 2014	$8,333.33
6	December 30, 2014	$8,333.33

6	January 30, 2015	$8,333.33
6	February 28, 2015	$8,333.33
6	March 30, 2015	$8,333.33
6	April 30, 2015	$8,333.33
6	May 30, 2015	$8,333.33
7	June 30, 2015	$8,333.33
7	July 30, 2015	$8,333.33
7	August 30, 2015	$8,333.33
7	September 30, 2015	$8,333.33
7	October 30, 2015	$8,333.33
7	November 30, 2015	$8,333.33
7	December 30, 2015	$8,333.33
7	January 30, 2016	$8,333.33
7	February 28, 2016	$8,333.33
7	March 30, 2016	$8,333.33
7	April 30, 2016	$8,333.33
7	May 30, 2016	$8,333.33

4066636v1